Exhibit 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
01/30/2013	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S ANNOUNCES QUARTERLY CASH DIVIDEND

OAK BROOK, IL – Today, McDonald’s Board of Directors declared a quarterly cash dividend of $0.77 per share of common stock payable on March 15, 2013 to shareholders of record at the close of business on March 1, 2013.

Upcoming Communications

McDonald’s plans to release January 2013 sales information on February 8, 2013.

About McDonald’s

McDonald’s is the world’s leading global foodservice retailer with more than 34,000 locations serving approximately 69 million customers in 119 countries each day. More than 80 percent of McDonald’s restaurants worldwide are owned and operated by independent local men and women. To learn more about the company, please visit www.aboutmcdonalds.com.

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